Exhibit 10.31

Employment Transition and Release of Claims Agreement

This Employment Transition and Release of Claims Agreement (the “Agreement”) is made as of this 29th day of April, 2009, by and between American Superconductor Corporation, a Delaware corporation (the “Company”), and Alexis P. Malozemoff (the “Executive”).

WHEREAS, the Executive has served the Company for many years and is currently an Executive Vice President and the Chief Technical Officer for the Company;

WHEREAS, the Executive has indicated to the Company his desire to retire effective May 22, 2009;

WHEREAS, the Company wishes to continue to employ the Executive during a transition period following the Executive’s retirement upon the terms and conditions set forth herein; and

WHEREAS, the Executive is willing to provide services to the Company upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment Transition Arrangement.

(a) Term and Renewal. The term of this Agreement shall commence effective May 22, 2009 (the “Effective Date”) and shall continue through the first anniversary of the Effective Date on the terms and conditions set forth below, unless sooner terminated in accordance with Section 3 (the “Original Term”). Following the expiration of the Original Term, the term of this Agreement may be extended at the option of the Company for two (2) additional one-year periods (each, an “Extended Term”) provided that the Company notifies the Executive in writing of its decision to extend the term not less than thirty (30) days prior to the expiration of the Original Term or the first Extended Term, as the case may be. The Original Term and any Extended Term shall hereinafter be collectively referred to as the “Transition Term.”

(b) Position and Responsibilities. During the Transition Term, the Executive agrees to remain employed on a part-time basis by the Company as Advisor to the Senior Vice President and General Manager of AMSC Superconductors (“SVP and GM, AMSC Superconductors”). The Executive shall report to, and have such duties and authority as shall be determined from time to time by, the SVP and GM, AMSC Superconductors. During the Original Term and/or any Extended Term, as the case may be, the Executive shall be available to the Company (upon reasonable advance notice) to devote up to four hundred (400) hours to the performance of the Executive’s duties hereunder. During the Transition Term, the Executive agrees that he shall use his best efforts and judgment in performing his duties as required hereunder. The Executive further agrees that he shall not, during his employment, unless otherwise agreed to in writing by the Company, (i) seek or accept other employment, or any engagement as a consultant or independent contractor, in the high temperature superconductor field, (ii) become self-employed in the high temperature superconductor field, or (iii) engage in any activities which are detrimental to or in conflict with the business of the Company.

(c) Compensation. During the Transition Term, the Executive shall be paid One Hundred Twenty-Five Dollars ($125.00) per hour for each hour of service provided to the Company. The compensation may be reviewed and adjusted from time to time in the sole discretion of the Company, but shall not be reduced. All payments of compensation to the Executive will be subject to all applicable taxes and withholdings and will be paid in accordance with the Company’s regular payroll practices for hourly employees.

(d) Benefits. During the Transition Term and for so long as Executive remains employed by the Company, the Executive shall continue to receive health insurance coverage to the same extent that the Executive received as a full-time employee immediately prior to the Effective Date. Except with respect to such health insurance coverage, the Executive shall be eligible only for those benefits that the Company makes available to similarly situated part-time employees, subject to and in accordance with the terms of any applicable plans or policies. The Executive acknowledges and agrees that he shall have no rights to participate in any of the Company’s benefit plans, including, but not limited to health insurance coverage, following the Date of Termination as defined in Section 3 below, except to the extent he may have rights under the law known as COBRA.

(e) Expenses. The Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, including but not limited to, travel expenses. The Company shall reimburse the Executive for all such expenses upon presentation by the Executive, from time to time, of accounts of such expenditures, provided that such expenses are appropriately itemized and had been approved consistent with the Company’s policy.

(f) Outstanding Options and Restricted Stock Awards. The Executive acknowledges and agrees that as of the Effective Date, he has no rights to purchase any shares of the Company’s capital stock from the Company except for his rights pursuant to those options and restricted stock awards set forth on Schedule I attached hereto (collectively, the “Outstanding Awards”). The Executive and the Company further agree that the Outstanding Awards shall continue to vest subject to Executive’s continued employment and in accordance with their existing terms.

2. Resignation from Offices of the Company; Termination of Agreements. On the Effective Date, the Executive shall resign from any and all offices that he holds with the Company. The Executive acknowledges and agrees that each of (a) the Employment Agreement, dated as December 4, 1991, by and between the Company and the Executive (the “Employment Agreement”); and (b) the Amended and Restated Executive Severance Agreement, dated as of December 23, 2008, by and between the Company and the Executive (the “Executive Severance Agreement”), is hereby terminated effective as the date of this Agreement. The Executive further acknowledges that he has no rights under either of the Employment Agreement or the Executive Severance Agreement and that he is entitled to no benefit thereunder now or at any time in future.

3. Termination of Employment. Any termination of the Executive’s employment by the Company or by the Executive at any time during the Transition Term (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”) given in accordance with Section 9. Any Notice of Termination shall (i) specify the Date of Termination (as defined below), and (ii) indicate (in the case of a termination by the Company) whether such termination is for Cause (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 60 days after the delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be. For purposes of this Agreement, “Cause,” shall mean the Executive’s willful engagement in illegal conduct or gross misconduct that is materially injurious to the Company, and, for purposes of this definition, no act or failure to act by the Executive shall be considered “willful” unless it is done intentionally and without reasonable belief that the Executive’s action was in the best interests of the Company.

4. Severance Benefits. In return for the timely execution, non-revocation and return of this Agreement as set forth in Section 10 below, and the Release of Claims attached hereto as Exhibit B (the “Release of Claims”) on the Date of Termination, and provided the Executive has complied with all conditions hereof, and further provided that the Transition Term ends due to: (x) the Company’s failure to extend the Original Term or any Extended Term under Section 1, or (y) the Company’s Notice of Termination without Cause under Section 3, the Company shall provide the Executive with severance pay in an amount equal to Ten Thousand Dollars ($10,000) (the “Severance Pay”). This Severance Pay shall be subject to all applicable taxes and withholdings and will be paid to the Executive on the Company’s first regular pay date following the 30th day after the Date of Termination, provided that the Release of Claims has been executed and any applicable revocation period with respect to the Release of Claims has expired as of such date.

5. Exclusive Severance Benefits. The making of the severance payment and the provision of the benefits by the Company to the Executive under Section 4 shall constitute the entire obligation of the Company to the Executive as a result of the termination of his employment, and the Executive shall not be entitled to additional payments or benefits under any other plan, program, policy, practice, contract or agreement of the Company or its subsidiaries.

6. Release. In consideration of the employment transition arrangement and the severance benefits set forth in Section 4 of this Agreement, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive, on behalf of himself and his representatives, agents, estate, heirs, successors and assigns, hereby fully, forever, irrevocably and unconditionally releases, remises, and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors and successors and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs) of every kind and nature which the Executive ever had or now has against any or all of the Released Parties including, but not limited to, all claims arising out of the Executive’s employment with or separation from the Company, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C., §621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. §2601 et seq., and the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, § 1 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Worker Adjustment Retraining and Notification Act, 29 U.S.C. §2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93 §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c.214, §1B, and the Massachusetts Maternity Leave Act, M.G.L. c.149, § 105(d), all as amended; all claims arising under any and all other similar federal, state and local statutes, all as amended; and all common law claims including, but not limited to, actions in tort, defamation, retaliation and breach of contract (including, without limitation, any claims arising out of or related to the Executive Severance Agreement or the Employment Agreement), all claims to any non-vested ownership interest in the Company (contractual or otherwise), including but not limited to claims to stock or stock options, and any other claims or damages arising under any other common law theory or any federal, state or local ordinance not expressly referenced above; provided, however, that nothing in this Agreement: (a) prevents the Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the Executive acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding), (b) extends to any rights that the Executive may have arising after the date hereof, (c) extends to any rights the Executive may have to indemnification as an officer or director of the Company under the provisions of the Company’s by-laws or applicable law, or (d) extends to any rights that the Executive may have under this Agreement, including, but not limited to, the Executive’s rights under Section 1(f) of this Agreement.

7. Continuing Obligations. The Executive acknowledges and reaffirms his obligations to keep confidential and not to disclose any and all non-public information concerning the Company that he acquired during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition. The Executive further acknowledges and reaffirms his continuing obligations under the Employee Nondisclosure and Developments Agreement attached hereto as Exhibit A that he executed for the benefit of the Company as a condition of his employment, which remain in full force and effect.

8. Return of Company Property. The Executive agrees that, as of the Date of Termination, he will return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification and any other Company-owned property in his possession or control, and that he will leave intact all electronic Company documents, including, but not limited to, those which he developed or helped develop during his employment. The Executive further agrees that he will have cancelled all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

9. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 64 Jackson Road, Devens, Massachusetts 01434, and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

10. Execution of this Agreement and the Release of Claims. The Company hereby advises the Executive to consult with an attorney of his own choosing before signing this Agreement and the Release of Claims attached hereto as Exhibit B, as the case may be, and he is being provided with at least twenty-one (21) calendar days to do so (although the Executive may voluntarily sign this Agreement prior to the end of the twenty-one (21) day period). The Executive must execute and return this Agreement to the Company no later than May 8, 2009. The Executive must execute and return the Release of Claims to the Company on the Date of Termination.

11. Executive’s Acknowledgements and Representations. The Executive acknowledges that he has been given at least twenty-one (21) days to consider this Agreement and that the Company advised him to consult with an attorney of his own choosing prior to signing this Agreement. The Executive understands that he may revoke this Agreement for a period of seven (7) days after he signs this Agreement, and the Agreement shall not be effective or enforceable until the expiration of such seven (7) day revocation period. The Executive understands and agrees that by entering into this Agreement he is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that the Executive has received consideration beyond that to which he was previously entitled.

12. Confidentiality. To the extent permitted by law, the Executive agrees to keep the terms of this Agreement, including the Release of Claims attached hereto as Exhibit B, and the terms and contents of the negotiations and discussions resulting in this Agreement confidential from all persons and entities other than the parties to this Agreement; provided, however, that the Executive may disclose the terms of this Agreement to financial or legal professionals for the purpose of seeking financial or legal advice, but shall instruct such individuals to keep such information confidential.

13. Cooperation. To the extent permitted by law, the Executive agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of the Company, whether before a state or federal court or any state or federal government agency or any arbitral forum or other forum for alternative dispute resolution. The Executive’s full cooperation in connection with such claims or actions shall include, without limitation, the Executive being available to meet with counsel for the Company to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing and to act as a witness when requested by the Company at reasonable times designated by the Company. To the extent permitted by law, the Executive agrees that he will notify the Company promptly in the event that he is served with a subpoena or in the event that he is asked to provide a third party with information concerning any actual or potential legal proceeding against the Company.

14. Non-Disparagement. To the extent permitted by law, the Executive understands and agrees that, as a condition of receiving the consideration set forth in this Agreement, he shall not at any time make any statements in public or private regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects or financial condition, which disparage the business, reputation, competence or character of the Company or any of the other Released Parties. To the extent permitted by law, the Company likewise agrees that each of its officers and directors with knowledge of this Agreement shall not at any time make any statements in public or private which disparage the Executive’s business, reputation, competence or character. Nothing herein, however, is to be construed as prohibiting any party from making truthful statements in response to a subpoena or government inquiry or as otherwise required by law.

15. Legal, Tax and Financial Advice. The Executive represents that he has not sought from the Company or any of its officers, directors, agents or attorneys any legal, tax or other financial advice relating to this Agreement and that the Company has not provided to him any advice, legal, tax or otherwise, relating to this Agreement.

16. Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

17. No Waiver. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

18. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this Agreement.

19. Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement, including the Release of Claims. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement, including the Release of Claims, with an attorney. The Executive further states and represents that he has carefully read this Agreement, including the general release set forth in Section 6 of this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof and signs his name of his own free act.

20. Applicable Law. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

21. Entire Agreement. This Agreement, together with the exhibit and schedule attached hereto, contain and constitute the entire understanding and agreement between the parties hereto with respect to the Executive’s retirement from the position of Executive Vice President and Chief Technical Officer, transitional employment with and separation from the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, without limitation, the Employment Agreement and the Executive Severance Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

AMERICAN SUPERCONDUCTOR CORPORATION

By:	/s/ David A. Henry
Name:	David A. Henry
Title:	Senior Vice President and Chief Financial Officer

ALEXIS P. MALOZEMOFF

/s/ Alexis P. Malozemoff

Address:
37 Walnut Street
Lexington, MA 02421

EXHIBIT A

EMPLOYEE NONDISCLOSURE AND DEVELOPMENTS AGREEMENT

See Exhibit 10.23 to this Form 10-K which is incorporated herein by reference.

EXHIBIT B

RELEASE OF CLAIMS

This Release of Claims (the “Release”) forms a part of that certain Employment Transition and Release of Claims Agreement dated as of April 29, 2009 by and between American Superconductor Corporation, a Delaware corporation (the “Company”) and Alexis P. Malozemoff (the “Executive”).

1. Release. In consideration of the employment transition arrangement and the severance benefits set forth in Section 4 of the Agreement, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive, on behalf of himself and his representatives, agents, estate, heirs, successors and assigns, hereby fully, forever, irrevocably and unconditionally releases, remises, and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors and successors and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs) of every kind and nature which the Executive ever had or now has against any or all of the Released Parties including, but not limited to, all claims arising out of the Executive’s employment with or separation from the Company, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C., §621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. §2601 et seq., and the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, § 1 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Worker Adjustment Retraining and Notification Act, 29 U.S.C. §2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93 §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c.214, §1B, and the Massachusetts Maternity Leave Act, M.G.L. c.149, § 105(d), all as amended; all claims arising under any and all other similar federal, state and local statutes, all as amended; and all common law claims including, but not limited to, actions in tort, defamation, retaliation and breach of contract (including, without limitation, any claims arising out of or related to the Executive Severance Agreement or the Employment Agreement), all claims to any non-vested ownership interest in the Company (contractual or otherwise), including but not limited to claims to stock or stock options, and any other claims or damages arising under any other common law theory or any federal, state or local ordinance not expressly referenced above; provided, however, that nothing in this Agreement: (a) prevents the Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the Executive acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding), (b) extends to any rights that the Executive may have arising after the date hereof, or (c) extends to any rights the Executive may have to indemnification as an officer or director of the Company under the provisions of the Company’s by-laws or applicable law.

2. Business Expenses and Final Compensation. The Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. The Executive further acknowledges that he has been provided with all compensation and benefits due to him in conjunction with his employment by the Company, including, but not limited to, any and all wages, bonuses, equity and accrued but unused vacation time, and that he is not entitled to receive any additional consideration beyond that provided for in the Agreement.

3. Acknowledgement. The Executive acknowledges that he has been given at least twenty-one (21) days to consider this Release, that he has been advised to consult with an attorney of his own choosing prior to signing this Release, and that he has so consulted an attorney of his own choosing. The Executive understands that he may revoke this Release for a period of seven (7) days after he signs it, and the Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period. The Executive understands and agrees that by entering into this Release, he is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

4. Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Release of Claims, and that he fully understands the meaning and intent of this Release of Claims. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Release of Claims with an attorney. The Executive further states and represents that he has carefully read this Release of Claims, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof and signs his name of his own free act.

AMERICAN SUPERCONDUCTOR CORPORATION

By:
Name:
Title:

ALEXIS P. MALOZEMOFF

Address:
37 Walnut Street
Lexington, MA 02421

**To be signed on, but not before, the Date of Termination**

Schedule I

Outstanding Options and Restricted Stock Awards

Option date	Type	Amount	Strike price	Exercise date
4/11/2000	NQ	14058	25.63
4/11/2000	ISO	5942	25.63
4/27/2001	NQ	11999	15.19
4/27/2001	ISO Restricted	3001 1500	15.19 0.01	>4/26/2010
5/15/2007	NQ	8128	14.55	>5/15/2009
	ISO	6872	14.55	>5/15/2009
5/15/2007	NQ	8128	14.55	>5/15/2010
	ISO	6872	14.55	>5/15/2010